Exhibit 5
October 22, 2010

Board of Directors
Gold Resource Corporation
2886 Carriage Manor Point
Colorado Springs, CO 80906

Re:           Registration Statement on Form S-1 Covering Resale of Common Stock

Gentlemen:

We have acted as counsel to Gold Resource Corporation, a Colorado corporation (the “Company”), in connection with the registration by the Company of 3,475,000 shares of Common Stock which are presently outstanding and which may be sold from time to time and on a delayed or continuous basis by the selling shareholders (the “Reoffer Shares”) as more fully set forth in the prospectus forming a part of the Registration Statement on Form S-1 (Registration Statement), proposed to be filed by the Company with the Securities and Exchange Commission today and as may subsequently be amended.  We are providing this opinion to you at your request pursuant to Item 601(b)(5) of Regulation S-K, C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

In such capacity, we have examined, among other documents, the Articles of Incorporation and Bylaws of the Company, each as amended to date, and minutes of meetings of its Board of Directors and shareholders, the Registration Statement to be filed by the Company this date, as the same may be further amended from time to time (“Registration Statement”) and such other documents as we have deemed appropriate.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to originals of all documents submitted to us as copies.  As to matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently verified the facts so relied upon.

The attorneys of our firm are admitted to the Bar in the State of Colorado only.  Accordingly, our opinion covers Colorado law only, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:

1.           The Company is a corporation, duly organized and validly existing under the laws of the State of Colorado.

2.           All of the Reoffer Shares have been legally and validly authorized and issued under the Articles of Incorporation of the Company and are fully paid and nonassessable shares of common stock of the Company.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5 thereto.

Sincerely,

DUFFORD & BROWN, P.C.

/s/ Dufford & Brown, P.C.